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Exhibit 12(d)iii

        THIS DEBENTURE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") AND APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

        THIS DEBENTURE, AND PAYMENT AND ENFORCEMENT HEREOF, IS SUBJECT TO THE TERMS AND PROVISIONS OF THAT CERTAIN (I) INTERCREDITOR AGREEMENT DATED AS OF FEBRUARY            , 2001 (THE "WELLS FARGO INTERCREDITOR AGREEMENT") BETWEEN WELLS FARGO BANK, NATIONAL ASSOCIATION ("WELLS FARGO") AND THE HOLDER HEREOF AND ACKNOWLEDGED BY SUCH HOLDER, AS SUCH WELLS FARGO INTERCREDITOR AGREEMENT MAY BE AMENDED FROM TIME TO TIME, AND (II) INTERCREDITOR AGREEMENT DATED AS OF FEBRUARY            , 2001 (THE "INVESTOR INTERCREDITOR AGREEMENT"), BY AND AMONG TBDW HOLDINGS, INC., AS COLLATERAL AGENT AND ALL OF THE HOLDERS OF ALL OF THE DEBENTURES ISSUED BY THE COMPANY PURSUANT TO THE TERMS OF THAT CERTAIN PRIVATE PLACEMENT MEMORANDUM DATED AS OF FEBRUARY 9, 2001, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE "MEMORANDUM").

WILLIAMS CONTROLS, INC.

        12% Secured Subordinated Debenture Due March 1, 2002
(CUSIP #969465 AA 1)

No.	US$

        Each of Williams Control, Inc., a Delaware corporation (the "Company"), Williams Controls Industries, Inc., a Delaware corporation ("Industries"), Hardee Williams, a Delaware corporation ("Hardee") and Agrotec Williams, Inc., a Delaware corporation ("Agrotec", and together with Industries and Hardee, the "Subsidiaries", and each, a "Subsidiary") for value received, jointly and severally hereby promises to pay to                        or its registered assigns (the "Registered Holder"), by making payment to TBDW HOLDINGS, INC., as collateral agent, having an address at 1370 Avenue of the Americas, 31st Floor, New York, NY 10019, as collateral agent (the "Collateral Agent") the principal sum of                         (US$                        ) (the "Principal Amount") on the Maturity Date (as such term is defined in Section 15 hereof). The Principal Amount shall bear interest at the rate of twelve percent (12%) per annum (the "Interest", and together with the Principal Amount, the "Outstanding Amount") until the Principal Amount hereof is paid in full. The Outstanding Amount shall be due and payable on the Maturity Date and no payments of Interest shall be due and payable prior to the Maturity Date. Notwithstanding anything to the contrary contained herein, all payments hereunder shall be made directly to the Collateral Agent and this provision may not be amended without the prior written consent of the Collateral Agent.

        The Outstanding Amount shall be payable on the Maturity Date against surrender hereof at the principal executive offices of the Company in the United States. Payments of principal and interest on this Debenture shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Company and each Subsidiary covenants that until this Debenture has been delivered to the Company for cancellation, or monies sufficient to pay the principal of and interest in this Debenture have been made available for payment and paid, it will at all times maintain at its principal executive offices in the United States an office or agency for the payment of the principal of and interest on the Securities as herein provided.

        1.    Secured Subordinated Debenture.

          (a)  This Debenture is one of a duly authorized issue of securities of the Company (herein called the "Securities"), designated as "12% Secured Subordinated Debenture Due March 1, 2002,"

  limited in aggregate principal amount to $5,000,000. The Securities have been offered and sold pursuant to the Memorandum. The joint and several obligations of the Company and each Subsidiary hereunder are secured by the Mortgages (as such term is defined in the Memorandum). This Debenture is a joint and several direct, unconditional and general obligation of the Company and each Subsidiary.

          (b)  The Collateral Agent, pursuant to the Investor Intercreditor Agreement, has, on behalf of all of the holders of the Securities, entered into the Wells Fargo Intercreditor Agreement, which relates to, inter alia, priority of payment under the Mortgages.

        2.    Denominations.    The Debentures are [ILLEGIBLE] only in fully registered form and in minimum authorized denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

        3.    Right to Participate.    If, within ninety (90) days of the Final Closing Date, the Company desires to offer any convertible securities to any party or parties (other than the Securities offered pursuant to the Memorandum), the Company shall, prior to the first closing of any such sale of convertible securities, provide written notice to all Registered Holders of the Debentures. Such notice shall include a description of the proposed transaction and all documents relating thereto and shall afford each holder of a Debenture the right to participate in such transaction. Each Registered Holder shall have fifteen (15) days after receiving notice from the Company to deliver written notice to the Company (together with such other documents as the Company shall reasonably request) that such Registered Holder desires to participate in such transaction. Any Registered Holder desiring to participate must do so as to all but not less than all of the purchase price paid for the Debenture. After receipt by the Company of the Registered Holder's notice to participate, the Company will promptly deliver to such Registered Holder the convertible security.

        4.    Transfer.

          (a)  So long as any Securities remain outstanding, the Company shall maintain at its principal executives offices in the United States an office or agency where Securities may be presented or surrendered for payment, where Securities may be surrendered for registration of transfer, and where notices and demands to or upon the Company in respect of the Securities may be served. The Company will at all times act as its own security registrar and paying and transfer agent for such purposes and agrees to cause to be kept at such office a register (the "Security Register") in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of Securities and registration of transfers of Securities. As of the date this Debenture was originally issued, such principal executive offices of the Company were located at 14100 SW 72nd Avenue, Portland, Oregon 97224 (the "Principal Executive Offices"). The Company shall not change the location of its Principal Executive Offices unless Company provides all Registered Holders with no less than thirty (30) days prior written notice.

          (b)  The transfer of a Debenture is registrable on the Security Register upon surrender of such Debenture at the Principal Executive Offices duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by the Registered Holder thereof, or the Registered Holder's attorney duly authorized in writing, together with any certifications and representations which Company may reasonably require to reflect compliance with all applicable securities laws, rules and regulations and the due authorization of the transaction. Upon such surrender of this Debenture for registration of transfer, the Company shall execute and deliver in the name of the designated transferee or transferees, one or more new Securities, dated the date of the execution thereof, of any authorized denominations and of a like tenor, form and aggregate principal amount.

          (c)  At the option of the Registered Holder, upon request confirmed in writing, Securities may be exchanged for Securities of any authorized denominations and of a like tenor, form and aggregate principal amount upon surrender of the Securities to be exchanged at the Principal Executive Offices. Whenever any Securities are so surrendered for exchange, the Company shall execute and deliver the Securities which the Registered Holder making the exchange is entitled to receive. Any registration of transfer or exchange will be effected only upon the Company being reasonably satisfied with the documents of title and identity of the person making the request and subject to compliance with applicable Federal and state securities laws.

          (d)  All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits, as the Securities surrendered upon such registration of transfer or exchange. No service or other charges shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          (e)  Prior to due presentment of this Debenture for registration of transfer, the Company may treat the person in whose name this Debenture is registered as the owner hereof for all purposes, whether or not this Debenture be overdue, and the Company shall not be affected by notice to the contrary.

        5.    Payments When Banking Institutions are Closed.    In the event that the Maturity Date shall be at any place of payment on a day on which banking institutions are authorized or obligated by law to close, then payment of such Outstanding Amount and interest, if any, need not be made on such date at such place but may be made on the next day at such place which is not a day on which banking institutions are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and interest shall accrue and be paid for the period through and including the date of payment.

        6.    Taxes.

          (a)  The Company shall pay all stamp and other duties and taxes, if any, which may be imposed by the United States or any political subdivision thereof, any state or any political subdivision thereof or any other taxing authority with respect to the issuance of the Securities.

          (b)  Except as specifically provided in this Debenture, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authorities thereof or therein.

        7.    Representations and Warranties of the Company and the Subsidiaries.    The Company and each Subsidiary jointly and severally represent and warrant to the Registered Holder as of the date of this Debenture, as follows:

          (a)  The Company and each Subsidiary is a corporation duly organized, existing and in good standing under the laws of its state of incorporation and has the corporate power to conduct the business which it conducts and proposes to conduct.

          (b)  The execution, delivery and performance of the Securities by the Company and each Subsidiary has been duly approved by each corporation's Board of Directors and all other actions required to authorize and effect the offer and sale of the Securities have been duly taken and approved.

          (c)  The Securities have been duly and validly authorized. The Securities, when issued and paid for in accordance with the terms hereof, will be fully paid and non-assessable and valid and binding obligations of the Company and each Subsidiary enforceable in accordance with their respective terms.

          (d)  The Company and each Subsidiary has obtained all licenses, permits and other governmental authorizations necessary to the conduct of its business; such licenses, permits and other governmental authorizations obtained are in full force and effect; and the Company and each Subsidiary is in all material respects complying therewith.

          (e)  Neither the Company nor a Subsidiary knows of any pending or threatened legal or governmental proceedings to which it is a party which could materially adversely affect the business, property, financial condition or operations of the Company or a Subsidiary.

          (f)    Except as set forth in the Memorandum, neither the Company nor a Subsidiary is in violation of or default under, nor will the execution and delivery of the Securities and the incurrence of the obligations herein and therein set forth and the consummation of the transactions herein or therein contemplated, result in a violation of, or constitute a default under the certificate of incorporation or by-laws, the performance or observance of any material obligations, agreement, covenant or condition contained in any bond, debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture or other agreements or instrument to which the Company or a Subsidiary is a party or by which it or any of its properties may be bound or in violation of any material order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign.

          (g)  The financial information contained in the Memorandum presents fairly the financial condition of the Company as of the date and for the periods indicated.

        8.    Covenants of the Company and the Subsidiaries.    The Company and each Subsidiary hereby jointly and severally covenant and agree that for so long as any of the Securities shall remain outstanding:

          (a)  it will duly and punctually pay the principal of and any interest on the Securities in accordance with the terms hereof;

          (b)  it will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charters and statutory) and franchises;

          (c)  it will cause all material properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its reasonable judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the foregoing shall not prevent the Company and each Subsidiary from discontinuing the operation of maintenance of any such properties if such discontinuance is, in its reasonable judgment, desirable in the conduct of its business or the business of any of its subsidiaries, and not disadvantageous in any material respect to the holders of Securities; and, provided, further, that the failure to comply herewith shall not be deemed a breach hereof unless such failure would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect");

          (d)  it will pay or discharge or cause to be paid or discharged before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Company or a Subsidiary or upon the income, profits or property of the Company or a Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or a Subsidiary; provided, however, that the Company and each Subsidiary shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings; and, provided, further, that the failure to comply herewith shall not be deemed a breach if it would not have a Material Adverse Effect;

          (e)  it shall furnish to each Registered Holder of Securities a copy of all documents it is required to send to its shareholders at the time the same are sent to shareholders, including, without limitation, annual reports and proxy statements;

          (f)    as soon as it becomes aware of the same, it shall give written notice to each Registered Holder of Securities of any event or occurrence which by itself or with notice or lapse of time or both would entitle the holders of the Securities to declare the principal of and any interest on the Securities immediately due and payable pursuant to Section 11 hereof;

          (g)  it will promptly obtain and maintain from time to time all authorizations, permits, approvals, consents, licenses and exemptions which are required under any applicable law or regulation to enable it to perform all of its payment and other material obligations under the Securities or which may be required for the validity or enforceability of the Securities; provided, however, that the failure to obtain and maintain such authorizations, permits, approvals, consents, licenses and exemptions as to material obligations other than payment shall not constitute a breach of this provision unless such non-compliance materially adversely affects the Company's or a Subsidiary's ability to comply with its obligations under the Securities;

          (h)  it will duly and punctually comply with and observe all statutes now or hereafter in force and all ordinances, regulation and by-laws thereunder and all requirements and orders of any government or other public authority; provided, however, that any non-compliance with any such statute, ordinance, regulation or by-law shall not constitute a breach of this provision unless such non-compliance materially adversely affects the Company's or a Subsidiary's ability to comply with its obligations under the Securities;

          (i)    it shall permit any representative of any Registered Holder or Holders of at least $250,000 aggregate principal amount of the Securities to make inspections of, and to report on, the property of, and business operations being carried out by, the Company or any of its subsidiaries;

          (j)    it shall maintain and keep in force with reputable insurers and in adequate amounts, property, casualty, third party liability, business interruption and all such other insurances as would prudently be effected and maintained in the case of a company carrying on a business similar to that of the Company and each Subsidiary;

          (k)  it shall not:

            (i)    declare or pay any cash dividends on its Common Stock or purchase, redeem or otherwise acquire or retire for value any shares of Common Stock (other than under the terms of the Company's stock option plan); or

            (ii)  consolidate with or merge into any other Person, where the Company is not the surviving corporation, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets.

        9.    Issuance of New Securities.

          (a)  If any mutilated Debenture is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Debenture of like tenor and principal amount, bearing a number not contemporaneously outstanding.

          (b)  If there is delivered to the Company (a) evidence to its reasonable satisfaction of the destruction, loss or theft of any Debenture and (b) such reasonable Debenture or indemnity as may be required by it to save it harmless, then, in the absence of notice to the Company that such Debenture has been acquired by a bonafide purchaser, the Company shall execute and deliver in lieu of any such destroyed, lost or stolen Debenture a new Debenture of like tenor and principal amount and bearing a number not contemporaneously outstanding.

          (c)  Upon the issuance of any new Debenture under this Section 9, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

          (d)  Any new Debenture delivered pursuant to this Section 9 shall be so dated that neither gain nor loss in interest shall result from such exchange.

          (e)  The provisions of this Section 9 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

        10.    Notice.    Where the terms of the Securities provide for notice to the holders of any event, such notice shall be sufficiently given if given in writing and mailed, first class postage prepaid, to each Registered Holder affected by such event, at his address as it appears in the register for the Securities. Any notice may be waived in writing by the Person entitled thereto, either before or after the event, and such waiver shall be equivalent of such notice. Notwithstanding anything contained herein to the contrary, all notices to be given by the Registered Holders shall be given by the Collateral Agent on their behalf.

        11.    Events of Default.    In the event of;

          (a)  the breach by the Company or a Subsidiary of any of the representations and warranties set forth in Section 7 of the Debentures; or

          (b)  default in the performance or breach of any other material covenant or agreement contained in the Securities for a period of thirty (30) days after the date on which written notice of such default requiring the Company or a Subsidiary to remedy the same; or

          (c)  except as set forth in the Memorandum, default under one or more bonds, debentures, notes or other evidence of Indebtedness in excess of $250,000 in the aggregate, whether such Indebtedness is secured or unsecured and whether such Indebtedness now exists or shall hereinafter be created, which has not been cured within a period of thirty (30) days; or

          (d)  any misstatement of a material fact in the Memorandum or omission of a material fact necessary to make the information in the Memorandum not misleading, or

          (e)  the entry by a court having jurisdiction of (i) a decree or order for relief in respect of the Company in an involuntary case of proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company, and any such decree or order for relief or any such other decree or order shall continue unstayed and in effect for a period of sixty (60) consecutive days; or

          (f)    commencement by the Company of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the

  Company of a petition or answer or consent seeking reorganization or relief under any such applicable law, or the consent by the Company to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the taking of action by the Company in furtherance of any such action;

        then the Collateral Agent, on behalf of the Registered Holders may declare the Outstanding Amount, plus any accrued interest hereon to be due and payable immediately (such date being the "Acceleration Date") by written notice to the Company at its principal executive offices, and unless all such defaults shall have been cured by the Company prior to receipt of such written notice, the Outstanding Amount and any interest accrued thereon shall become and be immediately due and payable.

        12.    Amendments and Modifications.    In the event that any of the terms of this Debenture are modified or amended, other than the date of issuance and face value of the Debenture, at any time after one or more closings, the Company shall notify each Registered Holder, in writing, of such modification(s) or amendment(s). Each Registered Holder may accept all such terms, at the sole discretion of such Registered Holder by providing written notice to the Company within fifteen (15) days after having received such notification from the Company. If no such acceptance is received by the Company within said fifteen (15) days, the term of this Debenture shall remain unmodified by such modification(s) or amendment(s).

        13.    Default Rate.    If any amount due hereunder is not paid when due, such amount shall bear interest (in addition to the Interest, if any) at a per annum rate equal to eighteen percent (18%) or, if less, the maximum rate permitted by law, until such amount is paid in full.

        14.    Governing Law; Jurisdiction.    This Debenture shall be governed by and construed in accordance with the laws of New York without regard to the conflicts-of-laws principles thereof. The Company and each Subsidiary hereby irrevocably (a) submits to the exclusive jurisdiction of, and agrees that any action, suit or other proceeding at law, in equity or otherwise, shall only be brought in the Supreme Court, New York County, or Federal District Court for the Southern District of New York, for the purpose of any such suit, action or other proceeding arising out of or based upon this Debenture or the transactions contemplated hereby ("Action"); (b) waives, to the extent not prohibited by applicable law, rule or regulation, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that any such person is not subject personally to the jurisdiction of the aforementioned courts, that its property is exempt or immune from attachment or execution, that any such action brought in the aforementioned court is brought in an inconvenient forum, that the venue of any such action brought in the aforementioned court is improper, or that this Debenture, or the transactions contemplated hereby enforced in or by such court; and (c) consents to service of process in any such Action by recognized overnight courier service. Nothing herein shall affect the right to serve process in any other manner permitted by law.

        15.    Definitions.    The following terms shall have the meaning ascribed to them below:

        "Change of Control Event" shall be deemed to have occurred if (i) any "person" (as such term is defined at Section 13(d) of the Securities Exchange Act of 1934) other than the Company or an entity then controlled by the Company is or becomes the beneficial owner, directly or indirectly of securities of the Company representing fifty (50%) percent or more of the combined voting power of the Company's then outstanding securities, including securities such person may have acquired directly from the Company; (ii) the Company merges or consolidates with another corporation and an entity controlled by the Company immediately prior to the merger or consolidation is not the surviving entity or if the Company is the surviving entity, holders of eighty (80%) percent or more of the voting power of the Company immediately prior to the merger or consolidation do not own, immediately after the merger or consolidation, sixty-five (65%) percent or more of the voting power of the surviving entity; or (iii) a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company takes place.

        "Contingent Obligations", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person, (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that person, unpaid bankers' acceptances, bankers' assurances or guarantees or similar items, or (iii) under any interest rate protection agreement or any long-term foreign currency exchange contract, currency swap agreement, currency futures contract, currency option contract, synthetic capital or similar arrangement designed to protect the Person entering into the same against fluctuations in currency values. Contingent Obligations shall include, without limitation, (A) the direct or indirect guaranty, endorsement, co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (B) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (C) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (y) to maintain the solvency, any balance sheet item, level of income or financial condition of another, or (z) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement (provided that, in the case of any agreement described under Sub-clauses (C)(x) or (C)(y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence). The amount of any Contingent Obligation of a Person shall be equal to the amount of the obligation so guaranteed or otherwise supported, subject to any limitation as to amount contained in the instrument or agreement creating or evidencing such Contingent Obligation; or in the case of Contingent Obligations referred to in clause (iii) above, the mark-to-market value of such Contingent Obligation at the relevant date of determination.

        "Indebtedness" of any Person means, at any date of determination, without duplication, (i) all obligations of such Person for borrowed money, (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet of such Person in conformity with GAAP, (iii) notes payable and drafts accepted of such Person representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation of such Person owed for all or any part of the deferred price of the property or services, which price or obligation is (x) due more than (or has not been discharged prior to) three (3) months from the date of incurrence of the obligation in respect thereof, or (y) evidenced by a note, instrument or other written agreement, (v) all Contingent Obligations of such Person, and (vi) all indebtedness of the type described in clauses (i) through (v) above that is secured by any Lien on any property or asset owned or held by such person (provided that the amount of such indebtedness included as Indebtedness under this clause (vi) shall not exceed the market value of the property or asset subject to such Lien).

        "Lien" means any mortgage, pledge, hypothecation, security interest, encumbrance, charge or lien (statutory or otherwise) or assignment, deposit arrangement or other preferential arrangement in respect of an interest in property intended to secure, support or otherwise assure payment of an obligation (including, without limitation, any conditional sale or other title retention agreement and any lease having substantially the same economic effect as the foregoing).

        "Maturity Date" when used with respect to any Debenture, means the earlier of (i) March 1, 2002, (ii) the Acceleration Date, (iii) the date of a Change of Control Event, or (iv) except in connection with the re-financing of the Wells Fargo debt, the date upon which the Company raises gross proceeds of $10,000,000 in the aggregate through one or more public or private debt and/or equity offerings.

        "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, Company and each Subsidiary or government (whether Federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and it corporate seal to be affixed hereto.

WILLIAMS CONTROLS, INC.
By:

Name:
Title:
Dated: February , 2001	[SEAL]
WILLIAMS CONTROLS INDUSTRIES, INC.
By:

Name:
Title:
Dated: February , 2001	[SEAL]
HARDEE WILLIAMS, INC.
By:

Name:
Title:
Dated: February , 2001	[SEAL]
AGROTEC WILLIAMS, INC.
By:

Name:
Title:
Dated: February , 2001	[SEAL]

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WILLIAMS CONTROLS, INC.